Exhibit 5.1

March 8, 2013

Pharmacyclics, Inc.

995 E. Arques Avenue

Sunnyvale, California 94085-4521

Ladies and Gentlemen:

This opinion is furnished to you in connection with (i) the Registration Statement on Form S-3 (File No. 333-187104) (the “Registration Statement”) filed by Pharmacyclics, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) for the purpose of registering with the Commission under the Securities Act of 1933, as amended (the “Act”), the offer and sale of the following securities of the Company, including shares of Common Stock, $0.0001 par value per share (the “Common Stock”), all of which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 promulgated under the Act at an indeterminate aggregate initial offering price, as set forth in the Registration Statement, the prospectus contained therein (the “Prospectus”) and any amendments or supplements thereto; (ii) the preliminary prospectus supplement, dated March 7, 2013 (the “Preliminary Prospectus Supplement”); and (iii) the prospectus supplement dated March 8, 2013 (the “Final Prospectus Supplement”), relating to the issuance and sale pursuant to the Registration Statement of up to 22,000,000 shares of Common Stock, and up to an additional 3,300,000 shares of Common Stock issuable upon exercise of an over-allotment option granted by the Company (the “Shares”).

The Shares are to be issued and sold by the Company pursuant to the underwriting agreement, dated as of March 8, 2013 (the “Underwriting Agreement”), between the Company and J.P. Morgan Securities LLC, the form of which will be filed with the Commission as Exhibit 1.1 to the Company’s Current Report on Form 8-K, dated March 8, 2013.

We are acting as counsel for the Company in connection with the issue and sale by the Company of the Shares. In rendering the opinions set forth below, we have examined originals or copies certified or otherwise identified to our satisfaction of such documents and corporate and public records, and we have made such examination of law, as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. The documents examined include, without limitation: (a) the Underwriting Agreement, (b) a signed copy of the Registration Statement and copies of the Preliminary Prospectus Supplement and Final Prospectus Supplement ( collectively, the “Prospectus Supplements”), each as filed with the Commission, (c) certain resolutions of the Board of Directors of the Company, including committees thereof, relating to the transactions contemplated by the Registration Statement and the Prospectus Supplements and related matters (the “Resolutions”), and (d) the Amended and Restated Certificate of Incorporation of the Company, as amended, and the Amended and Restated Bylaws of the Company, as further amended.

March 8, 2013

In making such examination, we have assumed the genuineness of all signatures, the authenticity of all documents presented to us as originals, and the conformity to the authentic originals of all documents presented to us as certified or photostatic copies. We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied upon (other than the Company) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Prospectus Supplements and Underwriting Agreements and in accordance with the conditions set forth in the Resolutions, will be validly issued, fully paid and non-assessable.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

We hereby consent to the filing of this opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act with the Commission as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the issue and sale of the Shares and to the use of our name in the Prospectus Supplements under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in fact or law that may hereafter occur.

Very truly yours,

/s/ OLSHAN FROME WOLOSKY LLP